UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2008
Carriage Services, Inc.
(Exact name of registrant as specified in is charter)

Delaware (State or other jurisdiction of incorporation)	1-11961 (Commission File Number)	76-0423828 (IRS Employer Identification No.)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code:
(713) 332-8400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This Form 8-K/A amends an earlier Current Report on Form 8-K we filed on February 27, 2008 (the “Original 8-K”). The Original Form 8-K incorrectly reported that shares of Mandatorily Redeemable Convertible Preferred Stock, Series A had been issued on February 22, 2008. Prior to the issuance of the shares, we amended the terms of the shares so that the payment on or in respect of the shares would be limited in accordance with that certain credit agreement by and among Bank of America, N.A., the lenders party thereto and us, dated as of April 27, 2005, as amended (the “Credit Agreement”).

Item 3.02	Unregistered Sales of Equity Securities.
     On April 16, 2008, Carriage Services, Inc. (the “Company”) issued to Anthony Gloschat ( “Gloschat”) 20,000 shares of a newly designated series of preferred stock designated as “Mandatorily Redeemable Convertible Preferred Stock, Series A,” (the “Shares”) at a liquidation value of $10 per share, in exchange for certain intellectual property rights owned by Gloschat.
     At any time prior to April 16, 2013, Gloschat, at his discretion, may convert the Mandatorily Redeemable Convertible Preferred Stock, Series A to the Company’s common stock on a one-for-one basis. The Shares were offered solely to Gloschat, who represented and warranted that he is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act of 1933, as amended.

Item 3.03	Material Modification to Rights of Security Holders
     The holders of our common stock will be subject to the rights and preferences of the new Mandatorily Redeemable Convertible Preferred Stock, Series A (the “Preferred Stock”). Holders of shares of the Preferred Stock will have claims against our assets senior to the claim of the holders of the common stock in the event of liquidation, dissolution or winding-up. From and after the date of issuance of the Preferred Stock, dividends will accrue on the Preferred Stock at fixed rates set forth in the Preferred Stock’s certificate of designations. In addition, holders of the Preferred Stock may be converted at the option of the Preferred Stock holder at any time prior to the fifth anniversary of the date such stock was issued.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On April 15, 2008, the Company filed an Amended and Restated Certificate of Designations of Mandatorily Redeemable Convertible Preferred Stock, Series A (the “Amended Certificate”) with the Secretary of State of the State of Delaware for 20,000 shares. The Amended Certificate provides for limitations on the payments on or in respect of the Preferred Stock in accordance with the Credit Agreement, as well as providing, among other things, that the Preferred Stock (i) is entitled to cumulative dividends at the rate of 7% per year, payable quarterly; (ii) is entitled to a liquidation preference equal to its original purchase price plus all accrued and unpaid dividends; (iii) is not entitled to vote, except with respect to modifications or amendments that affect adversely the rights, preferences or privileges of the Preferred Stock holders; (iv) is initially convertible into common stock on a one-for-one basis (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, etc.); and (v) is subject to mandatory redemption (provided the Company has the funds available) on the fifth anniversary of issuance in an amount equal to its original purchase price plus all accrued and unpaid dividends.
     The Amended Certificate is attached as Exhibit 4.1 to this Current Report on Form 8-K/A and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to the full text of the Amended Certificate.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

4.1	Amended and Restated Certificate of Designations of Mandatorily Redeemable Convertible Preferred Stock, Series A dated April 15, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.
Dated: April 21, 2008	By:	/s/ Terry E. Sanford
Terry E. Sanford
Senior Vice President, Chief Accounting Officer and Treasurer

INDEX TO EXHIBITS

Exhibit	Description

4.1	Amended and Restated Certificate of Designations of Mandatorily Redeemable Convertible Preferred Stock, Series A dated April 15, 2008.